EXHIBIT 99.1

  Qualstar Reports Fiscal 2007 Fourth Quarter and Full Year Results


    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Sept. 6, 2007--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the fourth quarter and full year of fiscal 2007 ended June 30, 2007.

    Fiscal 2007 Fourth Quarter Financial Results

    Revenues for the fourth quarter of fiscal 2007 were $5.8 million, compared to $4.9 million for the fourth quarter of the prior year. Loss from operations for the fourth quarter of fiscal 2007 was $186,000 compared to an operating loss of $1.1 million during the same period in 2006. Net income for the quarter was $245,000 or $0.02 per basic and diluted share compared to a net loss of $694,000, or $(0.06) per basic and diluted share, in the fourth quarter of 2006.

    Tape library segment revenues were $5.2 million for the quarter up from $4.1 million for the same quarter of the prior year. The increase was due primarily to sales of the Company's new XLS tape libraries.

    Power supply segment revenues decreased 24.5%, or $182,000, to $560,000 for the quarter from $742,000 for the same quarter of the prior year.

    Gross margin in the fiscal 2007 fourth quarter was 38.8 percent, compared to 32.8 percent in the year-ago quarter. The increase in gross margin percentage was primarily attributable to a change in product mix and better material management.

    Research and development expenses for the fourth quarter of fiscal 2007 were $784,000, or 13.5 percent of revenues, compared to $761,000 or 15.6 percent of revenues, for the fourth quarter of fiscal 2006.

    Sales and marketing expenses in the 2007 fiscal fourth quarter were $800,000, or 13.8 percent of revenues, compared to $978,000, or
20.0 percent of revenues, in the same quarter last year. The decrease in sales and marketing expenses resulted primarily from lower compensation, advertising and promotion expenses and the closing of the UK sales office.

    General and administrative expenses in the fourth quarter of fiscal 2007 were $848,000, or 14.7 percent of revenues, compared to $930,000, or 19.0 percent of revenues, for the fourth quarter of fiscal 2006. The decrease in general and administrative expenses in the quarter was due primarily to lower compensation, legal and miscellaneous expenses.

    Cash, cash equivalents and marketable securities were $33.3 million at June 30, 2007, compared with $33.7 million at June 30, 2006. Days sales outstanding (DSOs) were approximately 54 days at June 30, 2007, compared to approximately 50 days at June 30, 2006. Inventory turns were 2.3 times on an annualized basis for the three month period ended June 30, 2007, compared to 1.8 times for the period ended June 30, 2006.

    "Strong results from this quarter are beginning to validate the decision we made several years ago to pursue the high-end of the tape library market," said William J. Gervais, president and chief executive officer of Qualstar. "Revenue growth of 18.5 percent on a sequential quarter basis, and 18.4 percent compared to the same quarter last year, was driven primarily by our XLS product line. During the quarter we shipped fourteen XLS units, and all the XLS libraries in the field are continuing to generate positive feedback from end users."

    Mr. Gervais concluded, "I continue to be pleased with our N2Power business. Last month our N2Power business announced the initial models of a new 275 watt power supply series, which delivers more power and features in a smaller package than virtually any other power supply product on the market. We do not expect the new 275 watt power supply series to be in full production mode until the end of second quarter. Thus, as was the case with fourth quarter of fiscal 2007, revenues may be negatively impacted in the first quarter of fiscal 2008. Overall, however, we expect that our N2Power business will be a source of continued growth for Qualstar."

    Fiscal 2007 Full-Year Financial Results

    Qualstar reported revenues of $20.6 million for the full-year of fiscal 2007, compared with $21.7 million for the full-year of fiscal 2006. The Company's net loss for the full-year of fiscal 2007 was $(1.4) million, or $(0.12) per basic and diluted share, compared with a net loss of $(1.7) million, or $(0.14) per basic and diluted share, in the full-year of fiscal 2006.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2007 fourth quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-218-8862 or 303-205-0044. An audio replay will be available through September 13, 2007, by calling 800-405-2236 or 303-590-3000, and entering passcode 11096337.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include whether the Company's new XLS enterprise-class tape libraries achieve customer acceptance, whether the Company is able to increase sales of its legacy TLS and RLS tape libraries, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.


                         QUALSTAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (UNAUDITED)

                                   ----------------- -----------------
                                     Three Months     Twelve Months
                                         Ended             Ended
                                       June 30,          June 30,
                                     2007     2006     2007     2006
                                   -------- -------- -------- --------

Net revenues                       $ 5,786  $ 4,888  $20,612  $21,731

Cost of goods sold                   3,540    3,285   14,092   14,856
                                   -------- -------- -------- --------

Gross profit                         2,246    1,603    6,520    6,875
                                   -------- -------- -------- --------

Operating expenses:
 Research and development              784      761    3,136    3,083
 Sales and marketing                   800      978    3,110    3,213
 General and administrative            848      930    3,168    3,629
                                   -------- -------- -------- --------
  Total operating expenses           2,432    2,669    9,414    9,925
                                   -------- -------- -------- --------

Loss from operations                  (186)  (1,066)  (2,894)  (3,050)

Investment Income                      413      369    1,477    1,269
                                   -------- -------- -------- --------

Income (loss) before income taxes      227     (697)  (1,417)  (1,781)

Provision (Benefit) for income
 taxes                                 (18)      (3)      30      (89)
                                   -------- -------- -------- --------

Net Income (loss)                  $   245  $  (694) $(1,447) $(1,692)
                                   ======== ======== ======== ========

Earnings (loss) per share:
 Basic                             $  0.02  $ (0.06) $ (0.12) $ (0.14)
                                   ======== ======== ======== ========
 Diluted                           $  0.02  $ (0.06) $ (0.12) $ (0.14)
                                   ======== ======== ======== ========

Shares used to compute earnings
 (loss) per share:
 Basic                              12,253   12,253   12,253   12,253
                                   ======== ======== ======== ========
 Diluted                            12,271   12,253   12,253   12,253
                                   ======== ======== ======== ========


                         QUALSTAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                 ----------- ---------
                                                  June 30,   June 30,
                                                    2007       2006
                     ASSETS                      (Unaudited) (Audited)
                                                 ----------- ---------

Current assets:
 Cash and cash equivalents                          $ 7,697   $ 6,845
 Marketable securities, short-term                    9,574    14,040
 Receivables, net of allowances of $170 as of
  June 30, 2007 and $118 as of June 30, 2006          3,462     2,700
 Inventories, net                                     5,928     7,298
 Prepaid expenses and other current assets              576       511
 Prepaid income taxes                                   137       159
                                                 ----------- ---------

  Total current assets                               27,374    31,553
                                                 ----------- ---------

Property and equipment, net                             601       924
Marketable securities, long-term                     15,994    12,782
Other assets                                             94       140
                                                 ----------- ---------

  Total assets                                      $44,063   $45,399
                                                 =========== =========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                   $   654   $   783
 Accrued payroll and related liabilities                455       466
 Other accrued liabilities                            1,113     1,292
                                                 ----------- ---------

  Total current liabilities                           2,222     2,541
                                                 ----------- ---------

Commitments and contingencies
Shareholders' equity:
 Common stock, no par value; 50,000 shares
  authorized, 12,253 shares issued and
  outstanding as of June 30, 2007 and June 30,
  2006                                               18,593    18,503
 Accumulated other comprehensive loss                   (55)     (395)
 Retained earnings                                   23,303    24,750
                                                 ----------- ---------
  Total shareholders' equity                         41,841    42,858
                                                 ----------- ---------

  Total liabilities and shareholders' equity        $44,063   $45,399
                                                 =========== =========

    CONTACT: Qualstar Corporation
             Chief Financial Officer
             Andrew Farina, 805-583-7744
             afarina@qualstar.com
             or
             Financial Relations Board
             General Information
             Lasse Glassen, 213-486-6546
             lglassen@frbir.com